Exhibit 4.1

FOURTH AMENDMENT OF RIGHTS AGREEMENT

This Fourth Amendment ( this “Amendment No. 4”) of the Rights Agreement as amended and restated on May 18, 2005 (the “Rights Agreement”) is dated as of the 24th day of March, 2009 between Unit Corporation, a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, LLC as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the George Kaiser Family Foundation (“GKFF”), have entered into a Standstill Agreement, dated as of March 24, 2009, (the “Standstill Agreement”) which provides, among other things, that for so long as GKFF Beneficially Holds (as defined in the Standstill Agreement) in excess of 15% of the total number of outstanding Common Shares (as defined in the Standstill Agreement) GKFF will be prohibited from certain actions including seeking or proposing to control the Company;

WHEREAS, the Board of Directors of the Company has considered the reasons underlying the adoption of the Rights Agreement, has determined that those reasons continue to be valid at present and deems it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has authorized this Amendment No. 4 at a meeting of directors duly called and held.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Amendment to Section 1.  Section 1 of the Rights Agreement is amended by:

(a) deleting the definition of “Acquiring Person” and replacing it in its entirety with the following:

“Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan; provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of Common Shares such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Shares that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer otherwise qualify as an “Acquiring Person” and (ii) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to more than 15% of the Common Shares then outstanding, provided, however, that if a Person shall become the Beneficial Owner of more than 15% of the Common Shares then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own more than 15% of the Common Shares then outstanding.  Notwithstanding the foregoing, the references to 15% in the preceding sentence shall be deemed to be 25% with respect to the George Kaiser Family Foundation together with its Affiliates (“GKFF”); provided, however, that this sentence shall cease to be applicable, and the provisions of the first sentence of this definition of Acquiring Person shall govern all applicable Persons, including, without limitation, GKFF, upon the earlier of (i) the first date GKFF reports or is required to report its Beneficial Ownership of Common Shares on Schedule 13D under the Exchange Act which Schedule 13D states any present intention to (or reserves the right to) hold Common Shares with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect, (ii) after the first instance in which GKFF Beneficially Owns more than 15% of the Common Shares then outstanding, GKFF Beneficially Owning less than 15% of the Common Shares then outstanding, and (iii) GKFF breaching any provision of the Standstill Agreement dated as of March 24, 2009 by and between the Company and GKFF  (each of the events described in clauses (i), (ii) and (iii) of this sentence, a “Triggering Event”).

(b) adding the following terms:

"GKFF" shall have the meaning set forth in the definition of Acquiring Person.

"Triggering Event" shall have the meaning set forth in the definition of Acquiring Person.

2. Amendment to Section 3(b).  Section 3(b) of the Rights Agreement is hereby amended by deleting the term “15%” in such section, and replacing it with the term “15% (or in the case of GKFF prior to a Triggering Event, 25%)”.

3. Amendment to Section 25.  Section 25 of the Rights Agreement is hereby amended to provide that notices or demands to or on the Rights Agent shall be addressed as follows:

If to AST:             American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, NY 10038
Attention:     Corporate Trust Department

4. Amendment to Exhibit C.  Exhibit C to the Rights Agreement is hereby amended by deleting the term “15%” in each place in which such term appears in Exhibit C, and replacing it with the term “15% (or in the case of GKFF prior to a Triggering Event, 25%)”.

5. Other Terms Unchanged.  This Amendment No. 4 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

6. Severability.  If any term, provision, covenant or restriction of this Amendment No. 4 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 4 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law.  This Amendment No. 4 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State.

8. Counterparts.  This Amendment No. 4 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. Descriptive Headings.  Descriptive headings of the several Sections of this Amendment No. 4 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the day and year first above written.

UNIT CORPORATION

By:  /s/ Mark E. Schell
                                                                                 Name:  Mark E. Schell
                                                                                 Title:  Senior Vice President

AMERICAN STOCK TRANSFER & TRUSTCOMPANY, LLC

By:  /s/ Herbert J. Lemmer
                                                                                 Name:  Herbert J. Lemmer
                                                                                 Title:  Vice President